CARMAX REPORTS FOURTH QUARTER AND FISCAL YEAR 2023 RESULTS

Richmond, Va., April 11, 2023 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 28, 2023.

Highlights:

•CarMax’s share of the nationwide age 0-10 year old used vehicle market remained at 4.0% in calendar year 2022. Gains in the first half of the year were offset in the back half, reflecting our focus on achieving profitable market share gains.

•Net revenues were $5.7 billion, down 25.6% compared with the prior year fourth quarter. For the fiscal year, net revenues decreased 6.9% to $29.7 billion.

•Retail used unit sales declined 12.6% in the fourth quarter, and comparable store used unit sales declined 14.1%; wholesale units declined 19.3% in the fourth quarter.

•Delivered robust margins in retail and wholesale; gross profit per retail unit of $2,277, an increase of $82 per unit versus last year’s fourth quarter, and gross profit per wholesale unit of $1,187, relatively flat compared to the prior year’s record.

•SG&A of $572.8 million decreased 7.7% or $48.1 million from last year’s fourth quarter as a result of active cost management.

•Bought 262,000 vehicles from consumers and dealers, down 22.5% versus last year’s record fourth quarter and sequentially up 10.1% from this year’s third quarter.

•CarMax Auto Finance (CAF) income of $123.9 million, down 36.1% from the prior year fourth quarter due to compression in the net interest margin percentage and a higher provision for loan losses, partially offset by an increase in average managed receivables.

•Net earnings per diluted share of $0.44, down from $0.98 a year ago. For the fiscal year, net earnings per diluted share declined 56.5% to $3.03.

-more-

CarMax, Inc.

CEO Commentary:
“Our deliberate steps to navigate the pressures facing the used car industry are driving sequential improvements in our business, and we will continue to prioritize initiatives to increase efficiencies and create better experiences for our associates and customers across our diversified business model,” said Bill Nash, president and chief executive officer. “During fiscal year 2023, we made significant progress to further improve the most customer-centric omni-channel experience in the industry, including enabling online self-progression for all of our retail customers and completing the nationwide rollout of our finance prequalification product. We also enhanced our wholesale shopping experience by launching a modernized, mobile-friendly vehicle detail page. We are confident that we are well positioned to continue leading the used car industry and to accelerate growth when the market improves.”

Fourth Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 290,214, a decrease of 15.5% from the prior year’s fourth quarter. Online retail sales(1) accounted for 14% of retail unit sales, compared with 11% in the fourth quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $1.7 billion, or approximately 30% of net revenues, compared to 31% of net revenues in last year’s fourth quarter.

Total retail used vehicle unit sales declined 12.6% to 169,884 and comparable store used unit sales declined 14.1% from the prior year’s fourth quarter. We believe vehicle affordability challenges continued to impact our fourth quarter unit sales performance, as headwinds remained due to widespread inflationary pressures, climbing interest rates, tightening lending standards and prolonged low consumer confidence. Total retail used vehicle revenues decreased 21.1% compared with the prior year’s fourth quarter, driven by the decrease in retail used units sold as well as the decrease in average retail selling price, which declined approximately $2,700 per unit, or 9.3%.

Total wholesale vehicle unit sales decreased 19.3% to 120,330 versus the prior year’s fourth quarter, but improved from the 36.7% decline during this year’s third quarter, as our total buys from consumers and dealers improved sequentially. Total wholesale revenues decreased 41.6% compared with the prior year’s fourth quarter due to a decrease in the average wholesale selling price of approximately $3,200 per unit or 27.8% and the decrease in wholesale units sold.

We bought 262,000 vehicles from consumers and dealers, down 22.5% versus last year’s fourth quarter, but up approximately 10% from this year’s third quarter. 247,000 of these vehicles were bought from consumers, down 23.6% over last year’s results. The remaining 15,000 of these vehicles were bought through dealers, up 4% to last year’s results.

Other sales and revenues declined by 11.4% compared with the fourth quarter of fiscal 2022, representing a decrease of $20.7 million. The decrease was primarily driven by a $20.4 million decline in extended protection plan (EPP) revenues reflecting the combined effects of a year-over-year decline in profit sharing revenues and the decline in retail unit sales, offset by stronger margins.

Gross Profit. Total gross profit was $611.0 million, down 14.1% versus last year’s fourth quarter. Retail used vehicle gross profit declined 9.3%, reflecting the decline in retail unit sales. Retail gross profit per used unit was $2,277, an increase of $82 per unit over last year’s fourth quarter.

Wholesale vehicle gross profit decreased 19.5% versus the prior year’s quarter, reflecting lower wholesale unit volume. Gross profit per unit was in line with the prior year and remained strong at $1,187.

Other gross profit declined 24.0% largely reflecting a decline in EPP revenues resulting from the combined effects of a year-over-year decline in profit sharing revenues and the decline in retail unit sales, partially offset by stronger margins.

-more-

CarMax, Inc.

SG&A. Compared with the fourth quarter of fiscal 2022, SG&A expenses decreased 7.7% to $572.8 million. This reduction reflects deliberate steps to further reduce costs by aligning marketing spend to sales, managing staff levels through attrition in our stores and CECs, and limiting hiring and contractor utilization in our corporate offices. This decrease was also supported by a lower corporate bonus accrual as well as costs incurred in last year’s fourth quarter associated with a significant ramp in staffing. Partially offsetting these items was an increase in stock-based compensation expense related to changes in the company’s share price. Additionally, total SG&A expenses included increases in investments to advance our technology platforms and strategic initiatives, primarily as a result of decisions made in prior quarters, as well as growth related costs. SG&A as a percent of gross profit was 93.8%, versus 87.3% in the prior year’s fourth quarter, which was primarily driven by the 14.1% decrease in gross profit dollars.

In fiscal year 2024, we expect to require low-single-digit gross profit growth to lever SG&A, well below the levels that we indicated during the investment period of our omni transformation.

CarMax Auto Finance.(3) CAF income decreased 36.1% to $123.9 million, driven by the decline in CAF’s net interest margin percentage and a $43.6 million year-over-year increase in the provision for loan losses, which outweighed the growth in CAF’s average managed receivables. This quarter’s provision was $98.0 million compared to $54.4 million last year.

As of February 28, 2023, the allowance for loan losses was 3.02% of ending managed receivables, up from 2.95% as of November 30, 2022. The increase in the allowance percentage primarily reflected the effect of unfavorable performance within CAF’s portfolio as well as the uncertain macroeconomic environment, along with the continued expansion of Tier 2 and Tier 3 originations within CAF’s portfolio. In reaction to the current environment, CAF has adjusted its underwriting standards, including towards the end of the fourth quarter, reducing its targeted percentage of Tier 3 volume from 10% to 5%.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.3% of average managed receivables, down from 7.3% in the prior year’s fourth quarter as increases in our customer rates were offset by the rising cost of funds. After the effect of 3-day payoffs, CAF financed 44.7% of units sold in the current quarter, relatively flat from 44.4% in the third quarter and up from 41.0% in the prior year’s fourth quarter. CAF’s weighted average contract rate increased to 10.9% in the quarter up from 9.8% in this year’s third quarter and 8.2% in the fourth quarter last year. We expect that these significant pricing moves, along with more gradual movements in our cost of funds, should allow our total interest margin to level off in fiscal year 2024.

Share Repurchase Activity. During the fourth quarter of fiscal 2023, we did not repurchase any shares of common stock pursuant to our share repurchase program. As of February 28, 2023, we had $2.45 billion remaining available for repurchase under the outstanding authorization. We remain committed to returning capital back to shareholders over time and may resume share repurchases in the future at any time depending upon market conditions and our capital needs, among other factors.

Store Openings. During the fourth quarter of fiscal 2023, we opened five new retail locations in Chicago, Illinois, Asheville, North Carolina, Indianapolis, Indiana, College Station, Texas and Amarillo, Texas. We had a total of 240 used car stores as of February 28, 2023.

Fiscal 2024 Capital Spending Plan. For fiscal 2024, we are planning new store growth of five locations, including two more stores in the New York City metro market, as well as our first offsite production location in the Atlanta metro market. We expect capital expenditures of approximately $450 million in fiscal year 2024 largely reflecting spending to support our future long-term growth in offsite-production and auction facilities, as well as our new stores.

Long-Term Targets. We affirm our long-term financial targets that we updated in April 2022: (i) selling between 2 million and 2.4 million vehicles through our combined retail and wholesale channels by fiscal 2026 (ii) generating between $33 billion and $45 billion in revenue by fiscal 2026 and (iii) growing our nationwide share of the age 0-10 used vehicle market to more than 5% by the end of calendar 2025.

-more-

CarMax, Inc.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
-more-

CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 28			Years Ended February 28
(In millions)	2023	2022	Change	2023	2022	Change
Used vehicle sales	$4,531.1	$5,739.8	(21.1)%	$23,034.3	$24,437.1	(5.7)%
Wholesale vehicle sales	1,030.7	1,765.6	(41.6)%	5,989.8	6,763.8	(11.4)%
Other sales and revenues:
Extended protection plan revenues	104.2	124.6	(16.3)%	422.3	478.4	(11.7)%
Third-party finance income/(fees), net	(0.1)	1.8	(105.7)%	7.0	1.5	351.7%
Advertising & subscription revenues (1)	31.3	33.9	(7.7)%	133.3	101.8	30.9%
Other	25.2	21.0	20.0%	98.2	117.8	(16.5)%
Total other sales and revenues	160.6	181.3	(11.4)%	660.8	699.5	(5.5)%
Total net sales and operating revenues	$5,722.5	$7,686.7	(25.6)%	$29,684.9	$31,900.4	(6.9)%

(1)    Excludes intersegment revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended February 28			Years Ended February 28
	2023	2022	Change	2023	2022	Change
Used vehicles	169,884	194,318	(12.6)%	807,823	924,338	(12.6)%
Wholesale vehicles	120,330	149,095	(19.3)%	585,071	706,212	(17.2)%

Average Selling Prices

	Three Months Ended February 28			Years Ended February 28
	2023	2022	Change	2023	2022	Change
Used vehicles	$26,598	$29,312	(9.3)%	$28,251	$26,207	7.8%
Wholesale vehicles	$8,297	$11,495	(27.8)%	$9,872	$9,238	6.9%

Vehicle Sales Changes

	Three Months Ended February 28		Years Ended February 28
	2023	2022	2023	2022
Used vehicle units	(12.6)%	(5.2)%	(12.6)%	22.9%
Used vehicle revenues	(21.1)%	32.6%	(5.7)%	55.5%

Wholesale vehicle units	(19.3)%	43.8%	(17.2)%	65.7%
Wholesale vehicle revenues	(41.6)%	160.2%	(11.4)%	153.4%

-more-

CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 28		Years Ended February 28
	2023	2022	2023	2022
Used vehicle units	(14.1)%	(6.5)%	(14.3)%	21.9%
Used vehicle revenues	(22.0)%	30.5%	(7.6)%	54.3%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended February 28		Years Ended February 28
	2023	2022	2023	2022
CAF (2)	47.4%	44.1%	45.4%	46.1%
Tier 2 (3)	19.4%	23.7%	22.0%	22.5%
Tier 3 (4)	6.9%	6.7%	6.5%	7.8%
Other (5)	26.3%	25.5%	26.1%	23.6%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 2% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended February 28				Years Ended February 28
(In millions)	2023	% (1)	2022	% (1)	2023	% (1)	2022	% (1)
Net sales and operating revenues	$5,722.5	100.0	$7,686.7	100.0	$29,684.9	100.0	$31,900.4	100.0
Gross profit	$611.0	10.7	$711.0	9.2	$2,800.2	9.4	$3,287.5	10.3
CarMax Auto Finance income	$123.9	2.2	$193.8	2.5	$663.4	2.2	$801.5	2.5
Selling, general, and administrative expenses	$572.8	10.0	$620.9	8.1	$2,487.4	8.4	$2,325.2	7.3
Interest expense	$28.7	0.5	$26.8	0.3	$120.4	0.4	$94.1	0.3
Earnings before income taxes	$82.6	1.4	$201.2	2.6	$636.8	2.1	$1,492.3	4.7
Net earnings	$69.0	1.2	$159.8	2.1	$484.8	1.6	$1,151.3	3.6

(1)Calculated as a percentage of net sales and operating revenues.

-more-

CarMax, Inc.

Gross Profit (1)

	Three Months Ended February 28			Years Ended February 28
(In millions)	2023	2022	Change	2023	2022	Change
Used vehicle gross profit	$386.9	$426.6	(9.3)%	$1,848.2	$2,038.4	(9.3)%
Wholesale vehicle gross profit	142.8	177.5	(19.5)%	589.8	764.5	(22.9)%
Other gross profit	81.3	106.9	(24.0)%	362.2	484.6	(25.2)%
Total	$611.0	$711.0	(14.1)%	$2,800.2	$3,287.5	(14.8)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended February 28				Years Ended February 28
	2023		2022		2023		2022
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,277	8.5	$2,195	7.4	$2,288	8.0	$2,205	8.3
Wholesale vehicle gross profit per unit	$1,187	13.9	$1,191	10.1	$1,008	9.8	$1,083	11.3
Other gross profit per unit	$478	50.6	$550	59.0	$448	54.8	$524	69.3

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended February 28			Years Ended February 28
(In millions)	2023	2022	Change	2023	2022	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$297.3	$332.6	(10.6)%	$1,282.4	$1,224.4	4.7%
Share-based compensation expense	19.6	1.5	1,197.7%	83.6	102.0	(18.0)%
Total compensation and benefits (2)	$316.9	$334.1	(5.1)%	$1,366.0	$1,326.4	3.0%
Occupancy costs	62.5	64.9	(3.7)%	267.3	229.9	16.3%
Advertising expense	58.0	92.3	(37.1)%	288.5	325.9	(11.5)%
Other overhead costs (3)	135.4	129.6	4.4%	565.6	443.0	27.6%
Total SG&A expenses	$572.8	$620.9	(7.7)%	$2,487.4	$2,325.2	7.0%
SG&A as % of gross profit	93.8%	87.3%	6.5%	88.8%	70.7%	18.1%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, preopening and relocation costs, insurance, charitable contributions, travel and other administrative expenses.

-more-

CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended February 28				Years Ended February 28
(In millions)	2023	% (1)	2022	% (1)	2023	% (1)	2022	% (1)
Interest margin:
Interest and fee income	$372.2	8.9	$332.4	8.5	$1,441.5	8.8	$1,296.8	8.7
Interest expense	(110.2)	(2.6)	(48.8)	(1.3)	(310.3)	(1.9)	(228.8)	(1.5)
Total interest margin	262.0	6.3	283.6	7.3	1,131.2	6.9	1,068.0	7.2
Provision for loan losses	(98.0)	(2.4)	(54.4)	(1.4)	(317.0)	(1.9)	(141.7)	(0.9)
Total interest margin after provision for loan losses	164.0	3.9	229.2	5.9	814.2	5.0	926.3	6.2
Total direct expenses	(40.1)	(1.0)	(35.4)	(0.9)	(150.8)	(0.9)	(124.8)	(0.8)
CarMax Auto Finance income	$123.9	3.0	$193.8	5.0	$663.4	4.1	$801.5	5.4

Total average managed receivables	$16,683.5		$15,615.3		$16,304.3		$14,934.0
Net loans originated	$1,904.7		$2,095.1		$8,832.7		$9,371.2
Net penetration rate	44.7%		41.0%		42.1%		42.6%
Weighted average contract rate	10.9%		8.2%		9.7%		8.5%

Ending allowance for loan losses	$507.2		$433.0		$507.2		$433.0

Warehouse facility information:
Ending funded receivables	$3,649.9		$3,291.9		$3,649.9		$3,291.9
Ending unused capacity	$1,950.1		$1,758.1		$1,950.1		$1,758.1

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended February 28			Years Ended February 28
(In millions except per share data)	2023	2022	Change	2023	2022	Change
Net earnings	$69.0	$159.8	(56.8)%	$484.8	$1,151.3	(57.9)%
Diluted weighted average shares outstanding	158.5	163.9	(3.3)%	159.8	165.2	(3.3)%
Net earnings per diluted share	$0.44	$0.98	(55.1)%	$3.03	$6.97	(56.5)%

-more-

CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 11, 2023. Domestic investors may access the call at 1-800-274-8461 (international callers dial 1-203-518-9814). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through June 22, 2023, or via telephone (for approximately one week) by dialing 1-800-688-7339 (or 1-402-220-1347 for international access) and entering the conference ID 3171396.

First Quarter Fiscal 2024 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2023, on Friday, June 23, 2023, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early June 2023.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year ended February 28, 2023, CarMax sold approximately 810,000 used vehicles and 590,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated nearly $9 billion in receivables during fiscal 2023, adding to its nearly $17 billion portfolio. CarMax has over 240 stores, more than 30,000 associates, and is proud to have been recognized for 19 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to making a positive impact on people, communities and the environment. Learn more in the 2022 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
-more-

CarMax, Inc.

•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including inflationary pressures, climbing interest rates and the potential impact of Russia’s invasion of Ukraine.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel initiatives and strategic investments.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•The failure or inability to realize the benefits associated with our strategic transactions.
•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2022, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

-more-

CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Assistant Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended February 28				Years Ended February 28
(In thousands except per share data)	2023	%(1)	2022	%(1)	2023	%(1)	2022	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,531,127	79.2	$5,739,795	74.7	$23,034,286	77.6	$24,437,095	76.6
Wholesale vehicle sales	1,030,746	18.0	1,765,601	23.0	5,989,796	20.2	6,763,813	21.2
Other sales and revenues	160,620	2.8	181,299	2.4	660,791	2.2	699,504	2.2
NET SALES AND OPERATING REVENUES	5,722,493	100.0	7,686,695	100.0	29,684,873	100.0	31,900,412	100.0
COST OF SALES:
Used vehicle cost of sales	4,144,237	72.4	5,313,235	69.1	21,186,135	71.4	22,398,651	70.2
Wholesale vehicle cost of sales	887,916	15.5	1,588,102	20.7	5,399,969	18.2	5,999,277	18.8
Other cost of sales	79,361	1.4	74,369	1.0	298,566	1.0	214,942	0.7
TOTAL COST OF SALES	5,111,514	89.3	6,975,706	90.8	26,884,670	90.6	28,612,870	89.7
GROSS PROFIT	610,979	10.7	710,989	9.2	2,800,203	9.4	3,287,542	10.3
CARMAX AUTO FINANCE INCOME	123,866	2.2	193,775	2.5	663,404	2.2	801,507	2.5
Selling, general, and administrative expenses	572,849	10.0	620,935	8.1	2,487,357	8.4	2,325,220	7.3
Depreciation and amortization	57,732	1.0	54,849	0.7	228,449	0.8	211,956	0.7
Interest expense	28,728	0.5	26,848	0.3	120,398	0.4	94,095	0.3
Other (income) expense	(7,098)	(0.1)	885	—	(9,401)	—	(34,568)	(0.1)
Earnings before income taxes	82,634	1.4	201,247	2.6	636,804	2.1	1,492,346	4.7
Income tax provision	13,622	0.2	41,411	0.5	152,042	0.5	341,049	1.1
NET EARNINGS	$69,012	1.2	$159,836	2.1	$484,762	1.6	$1,151,297	3.6
WEIGHTED AVERAGE COMMON SHARES:
Basic	158,032		161,493		158,800		162,410
Diluted	158,465		163,869		159,771		165,176
NET EARNINGS PER SHARE:
Basic	$0.44		$0.99		$3.05		$7.09
Diluted	$0.44		$0.98		$3.03		$6.97

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	February 28	February 28
(In thousands except share data)	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$314,758	$102,716
Restricted cash from collections on auto loans receivable	470,889	548,099
Accounts receivable, net	298,783	560,984
Inventory	3,726,142	5,124,569
Other current assets	230,795	212,922
TOTAL CURRENT ASSETS	5,041,367	6,549,290
Auto loans receivable, net	16,341,791	15,289,701
Property and equipment, net	3,430,914	3,209,068
Deferred income taxes	80,740	120,931
Operating lease assets	545,677	537,357
Goodwill	141,258	141,258
Other assets	600,989	490,659
TOTAL ASSETS	$26,182,736	$26,338,264

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$826,592	$937,717
Accrued expenses and other current liabilities	478,964	533,271
Current portion of operating lease liabilities	53,287	44,197
Current portion of long-term debt	111,859	11,203
Current portion of non-recourse notes payable	467,609	521,069
TOTAL CURRENT LIABILITIES	1,938,311	2,047,457
Long-term debt, excluding current portion	1,909,361	3,255,304
Non-recourse notes payable, excluding current portion	15,865,776	14,919,715
Operating lease liabilities, excluding current portion	523,828	523,269
Other liabilities	332,383	357,080
TOTAL LIABILITIES	20,569,659	21,102,825

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 158,079,033 and 161,053,983 shares issued and outstanding as of February 28, 2023 and February 28, 2022, respectively	79,040	80,527
Capital in excess of par value	1,713,074	1,677,268
Accumulated other comprehensive income (loss)	97,869	(46,422)
Retained earnings	3,723,094	3,524,066
TOTAL SHAREHOLDERS’ EQUITY	5,613,077	5,235,439
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,182,736	$26,338,264

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended February 28
(In thousands)	2023	2022
OPERATING ACTIVITIES:
Net earnings	$484,762	$1,151,297
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	265,224	273,188
Share-based compensation expense	85,592	109,197
Provision for loan losses	317,013	141,692
Provision for cancellation reserves	98,137	114,928
Deferred income tax (benefit) provision	(6,550)	15,000
Other	4,773	(19,139)
Net decrease (increase) in:
Accounts receivable, net	262,201	(288,195)
Inventory	1,398,427	(1,967,432)
Other current assets	103,222	(80,790)
Auto loans receivable, net	(1,369,103)	(1,941,574)
Other assets	(52,286)	(32,272)
Net (decrease) increase in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	(197,687)	175,106
Other liabilities	(110,393)	(200,456)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,283,332	(2,549,450)
INVESTING ACTIVITIES:
Capital expenditures	(422,710)	(308,534)
Proceeds from disposal of property and equipment	5,190	260
Proceeds from sale of business	—	12,298
Purchases of investments	(12,526)	(24,614)
Sales and returns of investments	4,280	38,408
Business acquisition, net of cash acquired	—	(241,563)
NET CASH USED IN INVESTING ACTIVITIES	(425,766)	(523,745)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	3,020,700	7,684,400
Payments on long-term debt	(4,275,353)	(5,752,796)
Cash paid for debt issuance costs	(19,781)	(20,132)
Payments on finance lease obligations	(12,200)	(11,923)
Issuances of non-recourse notes payable	14,333,896	14,328,298
Payments on non-recourse notes payable	(13,440,603)	(12,626,308)
Repurchase and retirement of common stock	(333,932)	(576,478)
Equity issuances	17,093	79,805
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(710,180)	3,104,866
Increase in cash, cash equivalents, and restricted cash	147,386	31,671
Cash, cash equivalents, and restricted cash at beginning of year	803,618	771,947
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF YEAR	$951,004	$803,618

# # #